Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

Second Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, July 26, 2013 - Bank of the Carolinas Corporation (OTCQB: BCAR) today reported financial results for the three- and six-month periods ended June 30, 2013.

For the three-month period ended June 30, 2013, the Company reported a net loss available to common shareholders of $965,000 as compared to net income of $191,000 for the first quarter of 2013 and a net loss of $170,000 for the second quarter of 2012. Net loss per diluted common share was $0.25 for the second quarter of 2013 compared with net income per share of $0.05 for the first quarter of 2013 and a net loss per share of $0.04 for the second quarter of 2012.

For the six-month period ended June 30, 2013, the Company reported a net loss available to common shareholders of $774,000 or $0.20 per common share, compared to a net loss of $2.9 million or $0.74 per common share for the six-month period ended June 30, 2012.

The provision for loan losses recognized a recovery of $12,000 in the second quarter of 2013 compared to an expense of $233,000 in the second quarter a year ago. For the six-month period ended June 30, 2013, the provision for loan losses recognized a recovery of $1.2 million compared to an expense of $1.5 million for the same six-month period of 2012. Costs related to foreclosed real estate were $167,000 for the second quarter of 2013 as compared to $252,000 in the second quarter of 2012. For the six-month period ended June 30, 2013, costs related to foreclosed real estate were $532,000 as compared to $1.1 million for the same six-month period of 2012. Through June 30, 2013, credit-related costs totaled a recovery of $803,000, or a 130.2% decrease over the previous year’s costs of $2.7 million through June 30, 2012.

The Company continues its progress in reducing the level of nonperforming assets. As of June 30, 2013, the Company’s nonperforming assets decreased to $7.0 million and amounted to 1.64% of total assets as compared to $7.8 million or 1.80% of total assets as of March 31, 2013 and compared to $16.9 million, or 3.58% of total assets as of June 30, 2012. The allowance for loan losses was 2.37% of total loans as of June 30, 2013. Net loan chargeoffs amounted to $88,000 for the second quarter of 2013, as compared to net loan recoveries of $754,000 in the first quarter of 2013 and net loan chargeoffs of $740,000 in the second quarter of 2012.

The Company’s net interest margin was 2.67% in the second quarter of 2013, which is an increase of 16 basis points from 2.51% in the second quarter of 2012. Noninterest expense through June 30, excluding the costs related to foreclosed real estate, decreased 15.2% in 2013 versus 2012 and for the three-month period decreased 10.4% in the second quarter of 2013 versus 2012. The Company was able to reduce other noninterest expenses by closing its King, North Carolina branch in June 2013. Cost savings of $964,000 for the first six months of 2013 have been recognized in salary and benefits, occupancy and equipment, and consultant and legal fees.

Total assets at June 30, 2013 amounted to $429.0 million, a decrease of 9.4% when compared to $473.6 million as of June 30, 2012. Loans totaled $269.5 million at June 30, 2013, a decline of 5.5%

from a year earlier, and deposits decreased 10.1% over the prior year to $366.3 million. The Company’s deposit mix has improved by decreasing non-core brokered deposits by $34.1 million, or 90.8%, since June 30, 2012.

The Company’s banking subsidiary had a Tier 1 leverage capital ratio and Tier 1 capital to risk-weighted assets ratio of 3.26% and 4.51% respectively, while its total capital to risk-weighted assets ratio was 5.77% as of June 30, 2013.

President and CEO, Stephen R. Talbert, said, “We continue to make progress for our shareholders and will work hard each and every day to make Bank of the Carolinas even better.”

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Concord, Harrisburg, Landis, Lexington and Winston-Salem. The common stock of the Company is quoted under the symbol “BCAR” on the OTCQB marketplace operated by OTC Markets Group Inc.

For further information contact:

Stephen R. Talbert

President and Chief Executive Officer

Bank of the Carolinas Corporation

(336) 751-5755

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in nonperforming loans and credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans), (d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

(Unaudited)

	June 30,
	2013	2012
Assets:
Cash and due from banks, noninterest-bearing	$4,374	$3,884
Temporary investments	39,182	51,691
Investment securities	93,202	105,609
Loans	269,497	285,186
Less, allowance for loan losses	(6,398)	(7,541)

Total loans, net	263,099	277,645
Premises and equipment, net	11,542	12,091
Other real estate owned	1,589	7,403
Bank owned life insurance	10,710	10,359
Other assets	5,270	4,924

Total Assets	$428,968	$473,606

Liabilities:
Noninterest bearing demand deposits	$33,353	$38,486
Interest-checking deposits	41,131	38,363
Savings and money market deposits	111,783	103,613
Time deposits	180,041	226,986

Total deposits	366,308	407,448
Securities sold under repurchase agreements	45,939	45,249
Subordinated debt	7,855	7,855
Other liabilities	2,633	2,111

Total Liabilities	422,735	462,663

Shareholders’ Equity:
Preferred stock, no par value	13,179	13,179
Discount on preferred stock	(263)	(570)
Common stock, $5 par value per share	19,479	19,479
Additional paid-in capital	12,991	12,992
Retained losses	(37,192)	(34,424)
Accumulated other comprehensive income (loss)	(1,961)	287

Total Shareholders’ Equity	6,233	10,943

Total Liabilities and Shareholders’ Equity	$428,968	$473,606

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	13,179	13,179
Unaccrued preferred stock dividend	1,565	906
Common shares authorized	15,000,000	15,000,000
Common shares issued and outstanding	3,895,840	3,895,840
Book value per common share	$(2.18)	$(0.81)

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share Data)

(Unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2013	2012	2013	2012
Interest income
Interest and fees on loans	$3,224	$3,548	$6,440	$7,334
Interest on securities	497	583	1,086	1,320
Other interest income	25	29	39	46

Total interest income	3,746	4,160	7,565	8,700

Interest expense
Interest on deposits	579	852	1,200	1,751
Interest on borrowed funds	563	564	1,120	1,128

Total interest expense	1,142	1,416	2,320	2,879

Net interest income	2,604	2,744	5,245	5,821
Provision for loan losses	(12)	233	(1,158)	1,525

Net interest income after provision for loan losses	2,616	2,511	6,403	4,296

Noninterest income
Customer service fees	291	289	572	570
Increase in value of bank owned life insurance	87	505	174	596
Gains on investment securities	—	1,399	—	2,147
Other income	5	8	3	15

Total noninterest income	383	2,201	749	3,328

Noninterest expense
Salaries and benefits	1,595	1,785	3,193	3,543
Occupancy and equipment	426	479	878	983
FDIC insurance assessments	369	402	736	820
Data processing expense	283	241	552	480
Valuation provisions and net operating costs associated with foreclosed real estate	167	252	532	1,091
Other	881	1,061	1,549	2,323

Total noninterest expenses	3,721	4,220	7,440	9,240

Income (Loss) before income taxes	(722)	492	(288)	(1,616)
Provision for income taxes	—	424	—	792

Net income (loss)	$(722)	$68	$(288)	$(2,408)
Dividends and accretion on preferred stock	(243)	(238)	(486)	(475)

Net loss available to common shareholders	$(965)	$(170)	$(774)	$(2,883)

Loss per common share:
Basic	$(0.25)	$(0.04)	$(0.20)	$(0.74)
Diluted	$(0.25)	$(0.04)	$(0.20)	$(0.74)
Weighted Average Common Shares Outstanding:
Basic	3,895,840	3,895,840	3,895,840	3,895,840
Diluted	3,895,840	3,895,840	3,895,840	3,895,840

Bank of the Carolinas Corporation

Other Financial Data

(Dollars in thousands except per share amounts)

	As of or for the six months ended June 30
	2013	2012	Change*
Average balance sheet data
Average loans	$268,747	$296,518	(9.37)%
Average earning assets	391,043	439,339	(10.99)
Average total assets	429,698	480,189	(10.51)
Average common shareholders’ equity	(4,472)	(806)	454.70
Average total shareholders’ equity	8,707	12,373	(29.63)
Period-end balance sheet data:
Total loans	$269,497	$285,186	(5.50)%
Allowance for loan losses	(6,398)	(7,541)	(15.16)
Total assets	428,968	473,606	(9.43)
Total deposits	366,308	407,448	(10.10)
Total common shareholders’ equity	(6,946)	(2,236)	210.64
Total shareholders’ equity	6,233	10,943	(43.04)
Asset quality indicators
Net loan charge-offs (recoveries)	$(666)	$2,085	(131.95)%
Total nonperforming loans	5,455	9,544	(42.85)
Total nonperforming assets	7,044	16,947	(58.44)
Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	(0.50)%	1.41%	(191	)BP
Nonperforming loans to total loans	2.02	3.35	(132)
Nonperforming assets to total assets	1.64	3.58	(194)
Nonperforming assets to loan-related assets	2.60	5.79	(319)
Allowance for loan losses to total loans	2.37	2.64	(27)
Financial ratios
Return on average assets **	(0.14)%	(1.01)%	87	BP
Return on average common shareholders’ equity **	N/M	719.14	N/M
Net interest margin **	2.70	2.66	4
Per share amounts available to common shareholders
Basic loss per common share	$(0.20)	$(0.74)	72.97%
Diluted loss per common share	(0.20)	(0.74)	72.97
Book value per common share	(2.18)	(0.81)	170.88

*	BP denotes basis points. N/M denotes not meaningful.
**	ratio annualized.

Bank of the Carolinas Corporation

Other Financial Data (continued)

(Dollars in thousands except per share amounts)

	As of or for the three months ended June 30
	2013	2012	Change*
Average balance sheet data
Average loans	$268,947	$291,034	(7.59)%
Average earning assets	391,200	438,908	(10.87)
Average total assets	430,190	477,264	(9.86)
Average common shareholders’ equity	(4,385)	(1,847)	137.37
Average total shareholders’ equity	8,794	11,332	(22.39)
Asset quality indicators
Net loan charge-offs	$88	$740	(88.11)%
Asset quality ratios
Net-chargeoffs to average loans **	0.13%	1.02%	(89	)BP
Financial ratios
Return on average assets **	(0.67)%	0.06%	(73	)BP
Return on average common shareholders’ equity **	N/M	36.91	N/M
Net interest margin **	2.67	2.51	16
Per share amounts available to common shareholders
Basic loss per common share	$(0.25)	$(0.04)	(525.00)%
Diluted loss per common share	(0.25)	(0.04)	(525.00)
Book value per common share	(2.18)	(0.81)	170.88

*	BP denotes basis points. N/M denotes not meaningful.
**	ratio annualized.